QUADRAMED CORPORATION

                       AMENDMENT OF SEPARATION AGREEMENT

         THIS AGREEMENT entered into effective as of July 31, 2001 (the "Effective Date"), by and between James D. Durham, an individual currently residing at 31 West Shore Road, Belvedere, California ("Mr. Durham"), and QuadraMed Corporation, a Delaware corporation (the "Company"):

                                WITNESSETH THAT

         WHEREAS, prior to June 12, 2000, Mr. Durham served as Chairman of the Company's Board of Directors (the "Board") and its Chief Executive Officer;

         WHEREAS, the Company and Mr. Durham entered into an separation agreement as of the 12th day of June, 2000 (the "Separation Agreement"), pursuant to which Mr. Durham relinquished his role as Chief Executive Officer of the Company while agreeing to remain a part-time employee of the Company through December 31, 2002, Chairman of the Board through December 31, 2000, and thereafter a member of the Board, in exchange for the consideration therein described;

         WHEREAS, the Company and Mr. Durham believe it would be mutually advantageous for Mr. Durham to resign as a member of the Board; and

         WHEREAS, the Company and the Mr. Durham desire to clarify certain provisions of the Separation Agreement that would be affected by Mr. Durham's resignation as a member of the Board in general without, however, increasing the compensation and benefits otherwise due him under the Separation Agreement or reducing the obligations of the Company had that Agreement continued in effect unamended;

         NOW, THEREFORE, the Company and the Mr. Durham hereby agree as follows, in each case effective as of the Effective Date:

         1. Resignation. Mr. Durham hereby voluntarily resigns as a member of the Board. This resignation shall not alter Mr. Durham's continued employment as a part-time employee pursuant to the Separation Agreement, which shall continue as provided therein. Neither Mr. Durham's resignation from the Board nor any other modification of his employment arrangement with the Company, now or in the future, shall be treated as an Involuntary Termination as defined in the QuadraMed Corporation Supplemental Executive Retirement Plan, effective January 1, 2000 (the "SERP").

         2. Contemporaneous with the execution of this Agreement, the Company has delivered to Mr. Durham and Mr. Durham acknowledges receipt (i) the Company's check in the amount EIGHT HUNDRED NINETY-FIVE THOUSAND NINE HUNDRED THIRTY-NINE DOLLARS AND SIXTY-EIGHT CENTS ($895,939.68) and (ii) one or more certificates of the Company's common stock representing in aggregate ONE HUNDRED TWENTY-FOUR THOUSAND SIX HUNDRED NINETY-SIX (124,696) shares. Mr. Durham hereby agrees to and does accept such check and stock certificates in full satisfaction of his interest and rights under the QuadraMed Corporation Stock Exchange Deferred Compensation Plan (the "Stock Plan"), disavows any right or claim he has or might have to continued participation in the Stock Plan after the Board's termination thereof, whether pursuant to the Separation Agreement or otherwise, and disclaims any interest he has or might have in any life insurance policy or other arrangement the Company holds or now maintains for the purpose of preparing for the date or dates on which it otherwise would be obligated to satisfy its liability to Mr. Durham under the Stock Plan. Mr. Durham further acknowledges any income taxes due in respect of this payment (including the share certificates) are his sole responsibility and hereby agrees to hold the Company harmless from and indemnify the Company for any liability for income taxes (including interests or penalties thereon and additions thereto) required to be withheld from or due and payable by Mr. Durham in respect of, this payment (including the share certificates). Mr. Durham authorizes the Company, in addition to any other remedies it may have under applicable law to enforce the foregoing indemnity, to set off any such liability against any amounts it may owe Mr. Durham under the SERP (as defined in Section 3 below), with interest from the date or dates incurred to the date the eliminated or reduced SERP payment would otherwise have been made at rates reflective of the Company's borrowing costs over such period or periods.

         3. Mr. Durham's interest in the QuadraMed Corporation Supplemental Executive Retirement Plan (the "SERP"), otherwise vesting on the basis of his continued service as a member of the Board or on the failure of the stockholders to elect him as a member of the Board, shall hereby become fully vested. No acceleration of the date on which any benefits under the SERP shall become payable shall result therefrom, however. For the purpose of preparing for the date or dates on which it would be obligated to satisfy its liability to Mr. Durham under the SERP, the Company shall make the payments described on Exhibit A attached hereto (the "Payments"), on the respective dates specified in Exhibit A, to the trust fund (the "SERP Trust") established pursuant to the QuadraMed Corporation Grantor Trust Agreement (the "Trust Agreement") made the first day of January 2000 by and between the Company and Wachovia Bank, N.A., which Agreement, together with all amendments through the date hereof, is attached hereto as Exhibit B (as so attached, and as it may be amended from time to time hereafter consistent with both its terms and the terms of this Agreement, the "Trust Agreement"). The Company shall designate each Payment to the trustee of the SERP Trust as for Mr. Durham's Account (as that term is defined in the Trust Agreement) under the SERP. To the extent that the requirement of making the Payments conflicts with the provisions of Section 1(g) of the Trust Agreement or Sections 10.1 or 11.2 of the SERP, the provisions of this Agreement shall be controlling. The Company shall pay all trustees fees and other trust charges arising under the Trust Agreement from any of the transactions referred to in this Agreement.

         4. The Company shall provide Mr. Durham with written confirmation of payment within ten business days of making any Payment.

         5. The Company shall execute no amendment to the Trust Agreement or the SERP which will in any manner adversely affect his rights under either instrument. Accelerating the payment date of Mr. Durham's benefit, by termination of the SERP or as otherwise allowed consistent with the SERP and this Agreement, shall not be considered to adversely affect Mr. Durham's rights.

         6. In the event that either party to this Agreement files an action to enforce any of the provisions hereof or of the SERP or the Trust Agreement, the prevailing party in such action shall be entitled to the payment of reasonable attorneys fees from the other party.

         7. Except as provided in the preceding paragraphs of this Agreement, the provisions of the Separation Agreement remain in full force and effect in accordance with their respective terms.

         8. Mr. Durham acknowledges he has read this Agreement. His execution of this Agreement shall indicate that this Agreement conforms to his understandings and is acceptable to him as a final agreement. Mr. Durham further acknowledges that he has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he had been given a reasonable and sufficient period of time in which to consider and return this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the date and year first above written.

                                          QUADRAMED CORPORATION




                                          By:_______________________________
                                          Michael H. Lanza
                                          Its Executive Vice President


                                          James D. Durham



                                                                   EXHIBIT A

                           SCHEDULE OF SERP FUNDING

   Date                                                       Amount

Within five (5) business days
 of the Effective Date                                        $483, 846

Within thirty (30) business days
of                                                           the Effective
                                                             Date The then
                                                             cash surrender
                                                             value under the
                                                             73 Travelers'
                                                             Life Insurance
                                                             Policies
                                                             purchased by the
                                                             Company in
                                                             connection with
                                                             its deferred
                                                             compensation
                                                             plans (whether by
                                                             transfer of
                                                             ownership of the
                                                             policies or
                                                             otherwise)

June 30, 2002                                                $483, 846

June 30, 2003                                                $483, 846

June 30, 2004                                                $483, 846

June 30, 2005                                                $483, 846